EXHIBIT 11
SOLIGEN TECHNOLOGIES, INC.
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



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                              Three Months Ended  Nine Months Ended

                               --------------------------------------

                              12/31/95  12/31/94  12/31/95  12/31/94

                               --------  --------  --------  --------

Revenues($000)                $   753   $    535  $ 2,062   $ 1,077
Net Loss($000)                ($  332)  $  (426)  $(1,088)  $(1,541)
Weighted average number of
shares outstanding (000)       28,913     21,347   25,649     21,038

Net Loss per share            ($0.011)  ($0.020)  ($0.042)  ($0.073)
                              (1.1 cents)(2 cents)(4.2 cents)(7.3 cents)


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